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                                                                    EXHIBIT 23.1

                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
Price Communications Wireless, Inc.
(formerly Palmer Wireless, Inc.):



We consent to the inclusion of our reports dated January 30, 1997, with respect to the consolidated financial statements of Price Communications Wireless, Inc. and subsidiaries (formerly Palmer Wireless, Inc.); Palmer Wireless Holdings, Inc.; Cellular Systems of Southeast Alabama, Inc. and subsidiary; Albany Cellular Partners and subsidiary (a Georgia Partnership); Cellular Dynamics Telephone Company of Georgia; Columbus Cellular Telephone Company (a Georgia Partnership); Dothan Cellular Telephone Company, Inc.; Macon Cellular Telephone Systems Limited Partnership (A New Hampshire Limited Partnership); Montgomery Cellular Holding Co. Inc. and subsidiary; Montgomery Cellular Telephone Company, Inc.; Panama City Cellular Telephone Company, Ltd.; and Panhandle Cellular Partnership as of December 31, 1996, and for each of the years in the two-year period ended December 31, 1996, and the consolidated financial statements of Savannah Cellular Limited Partnership (a Delaware Limited Partnership) as of December 31, 1996, and for the year then ended, which reports appear in the Form S-4 of Price Communications Wireless, Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.



                                          /s/ KPMG PEAT MARWICK LLP



                                          KPMG Peat Marwick LLP



Des Moines, Iowa
December 16, 1998